Exhibit 4.308

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 152165 dated February 8, 2017

For Rendering

Telecommunications Services for Wired Radio Broadcasting

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number
of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1027700149124

Taxpayer Identification
Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until February 8, 2022

This license is granted by decision of
the licensing body — Order dated February 8, 2017 No. 43-pчc

Appendix being an integral part of this license is executed on
2 sheets

Deputy Head	Signature O. A. Ivanov

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L.S.

Appendix to the license No. 152165

License Requirements

1.                                               Public Joint Stock Company Mobile TeleSystems (licensee) shall observe the term of this license.

Abbreviated name:

MTS PJSC

OGRN [PRIMARY STATE REGISTRATION NUMBER] 1027700149124	INN (TIN) 7740000076

Location address:

4 Marksistskaya Str., 109147 Moscow, 109147

2.                                               The licensee shall commence provision of telecommunications services under this license on or before February 8, 2019.

3.                                               The licensee shall provide telecommunications services under this license only within the territory of the Rostov region.

4.                                               Under this license the licensee shall provide a subscriber* with:

a)                                              access to the licensee’s telecommunications network;

b)                                              distribution (delivery) of signals from sound program (programs) through the wired broadcasting network to the user (terminal) equipment;

c)                                               transmission of warning signals and emergency information on hazards arising in case of a threat of occurrence or occurrence of emergencies of natural and anthropogenic nature, as well as during military actions or as a result of these actions, on the rules of public conduct and the need for protection measures.

5.                                               The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6.                                               When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s wired broadcasting network to the public telecommunications network, connection to the licensee’s wired broadcasting network of other telecommunications networks.

7.                                               The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

8.                                               Telecommunications services may be provided under this license only in the presence of a license (licenses) for broadcasting and/or an agreement (agreements) with the broadcasting licensee for provision of telecommunications services.

9.                                               The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to telecommunications services for wired radio broadcasting and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

Total numbered, bound and sealed

3 (three) sheet(s).

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

I. Yu. Zavidnaya

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